Exhibit 10.4

April 9, 2009

Kevin G. Wills

1310 Legacy Drive

Birmingham, AL 35242

Re:	Employment Agreement between Saks Incorporated and Kevin G. Wills, dated as of April 17, 2007, as amended on December 18, 2008 (“Employment Agreement”)

Dear Kevin:

This letter agreement serves to amend the Employment Agreement in accordance with Section 13(c) thereof. All capitalized terms in this letter agreement shall have the same meaning as in the Employment Agreement, except as provided herein.

Effective June 1, 2009, solely for purposes of Sections 3(a) and 3(b), Executive’s Base Salary shall be reduced 5% from $615,000.00 to $584,250.00. Notwithstanding the preceding sentence, for all other purposes of the Agreement, the term Base Salary shall be $615,000.00 (or any higher rate from time to time in effect).

The changes to the Employment Agreement described above are subject to the approval of the Human Resources and Compensation Committee of the Company’s Board of Directors and shall only become effective upon such approval.

Sincerely,

SAKS INCORPORATED

/s/ Christine A. Morena
Christine A. Morena
Executive Vice President, Human Resources

By signing on the line below, Executive expressly agrees to the change in Base Salary and waives Executive’s right to claim “Good Reason” under the Employment Agreement

By:	/s/ Kevin G. Wills
Kevin G. Wills

Title:	EVP and CFO

Date: 4/17/09